Exhibit 21.1
American Airlines Group Inc.
Subsidiaries of the Registrant
As of December 31, 2018
Subsidiary companies of American Airlines Group Inc. are listed below. With respect to the companies named, all voting securities are owned directly or indirectly by the Registrant, except where otherwise indicated.

Name of Subsidiary	State or Sovereign Power of Incorporation
Subsidiaries included in the Registrant’s consolidated financial statements
AAG Private Placement-1 Parent LLC	Delaware
AAG Private Placement-1 LLC	Delaware
American Airlines, Inc.	Delaware
Aerosan Airport Services S.A.*	Chile
Aerosan S.A.*	Chile
American Airlines de Mexico, S.A.	Mexico
American Airlines Marketing Services LLC	Virginia
American Aviation Supply LLC	Delaware
American Airlines Retiree Travel LLC	Texas
oMC Venture, LLC*	Delaware
Texas Aero Engine Services, L.L.C.*	Delaware
Americas Ground Services, Inc.	Delaware
Caribbean Dispatch Services Limited	St. Lucia
Dominicana de Servicios Aeroportuarios (DSA) S.R.L.	Dominican Republic
International Ground Services, S.A. de C.V.	Mexico
Avion Assurance, Ltd.	Bermuda
Envoy Aviation Group Inc.	Delaware
Eagle Aviation Services, Inc.	Delaware
Envoy Air Inc. (operates under the trade name “American Eagle”)	Delaware
Executive Airlines, Inc.	Delaware
FLAAG 2017-1 OPP LLC	Delaware
FLAAG 2017-1 OP-a LLC	Delaware
FLAAG 2017-1 OP-b LLC	Delaware
Piedmont Airlines, Inc. (operates under the trade name “American Eagle”)	Maryland
PMA Investment Subsidiary, Inc.	Delaware
PSA Airlines, Inc. (operates under the trade name “American Eagle”)	Pennsylvania

*Entity with 50% or less ownership.